UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): NOVEMBER 20, 2006

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 20, 2006, Natural Alternatives International, Inc. (the “Company”) and Alvin McCurdy entered into an employment agreement pursuant to which Mr. McCurdy will serve as the Company’s Vice President of Operations. The business experience of Mr. McCurdy is shown below.

Alvin McCurdy (Age 56)

Vice President of Operations

Before joining the Company, Mr. McCurdy was Vice President of Global Operations for the Kerr Corporation (2003 – 2006), where he directed and coordinated global manufacturing and distribution operations across plants located in seven countries. Previously, he served as Plant Manager (1997-2003) and Packaging Manager (1990-19996) for the Miller Brewing Company. He received a Bachelor of Science in Business Management from the Cardinal Stritch College in Milwaukee, Wisconsin.

Under the terms of the employment agreement, Mr. McCurdy will receive an annual salary of $210,000, prorated during the first year of employment and payable no less frequently than monthly, and may receive certain employee benefits available generally to all employees or specifically to executives, including bonus compensation in a manner and at a level determined from time to time by the Company’s Board of Directors, medical, dental, vision, vacation, term life insurance, short and long term disability, long term care, and participation in the Company’s Employee Stock Purchase Plan and Profit Sharing Plan. Mr. McCurdy also will be entitled to receive reimbursement for costs associated with periodic, local overnight lodging expenses arising out of Company business and up to $250 per month for commuting expenses.

Pursuant to the terms of the employment agreement, Mr. McCurdy’s employment is at-will and the employment may be terminated at any time, with or without cause, by either Mr. McCurdy or the Company. Mr. McCurdy will be entitled to a severance benefit, including standard employee benefits available to other corporate officers, in the event he is terminated by the Company without cause in an amount equal to three months’ compensation, provided he executes and delivers to the Company a general release of claims. If Mr. McCurdy does not execute and deliver a general release of claims, the severance benefit is reduced to one month’s compensation. Mr. McCurdy will not be entitled to receive a severance benefit if he is terminated by the Company for cause, or if he voluntarily resigns or retires. If Mr. McCurdy is terminated by the Company without cause upon a change in control, he will be entitled to receive a severance benefit in an amount equal to one year’s compensation, provided he executes and delivers to the Company a general release of claims. If he does not execute and deliver a general release of claims, the severance benefit is reduced to one month’s compensation. In addition, if Mr. McCurdy is terminated by the Company without cause upon a change of control, all then outstanding options held by Mr. McCurdy will become fully exercisable and remain so for the term of the option, provided that Mr. McCurdy executes and delivers to the Company a general release of claims.

In addition, effective on November 20, 2006, Mr. McCurdy was granted an option to purchase 100,000 shares of the Company’s common stock. The option was granted pursuant to the Company’s 1999 Omnibus Equity Incentive Plan with an exercise price of $9.273 and a term of five years. The option vests over three years, with 34% of the total number of shares underlying the option vesting and capable of being purchased upon exercise of the option on or after November 20, 2007, an additional 33% on or after November 20, 2008 and the final 33% on or after November 20, 2008, provided on each such date Mr. McCurdy continues to be employed by the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement effective as of November 20, 2006, by and between Natural Alternatives International, Inc. and Alvin McCurdy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: November 20, 2006	By:	/s/ John Reaves
John Reaves
Chief Financial Officer